Exhibit 99.1

PRESS RELEASE

TB SA Acquisition Corp Announces Pricing of $200,000,000

Initial Public Offering

March 22, 2021—TB SA Acquisition Corp (the “Company”), a newly incorporated blank check company formed as a Cayman Islands exempted company and established for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The Company is sponsored by TCP SA, LLC, a Cayman Islands limited liability company affiliated with TowerBrook Capital Partners L.P. The Company intends to identify a potential initial business combination target with a focus on African companies that promote Environmental, Social and Governance (“ESG”) principles. The units are expected to be listed on The Nasdaq Capital Market (the “NASDAQ”) and trade under the ticker symbol “TBSAU” beginning March 23, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant may be exercised for one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ under the symbols “TBSA” and “TBSAW,” respectively.

The offering is expected to close on March 25, 2021, subject to customary closing conditions.

Deutsche Bank Securities Inc. is acting as underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, by telephone at 800-503-4611 or by e-mail prospectus.cpdg@db.com.

A registration statement relating to the securities became effective by the Securities and Exchange Commission (“SEC”) on March 22, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the anticipated use of the net proceeds and potential initial business combination targets. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information please contact:

Media

Brunswick Group

Alex Yankus

Tel: +1 (917) 818-5204

E-mail: ayankus@brunswickgroup.com